Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Announces Third Quarter Results;
Outlines Steps to Improve Profitability and Operating Cash Flow in 2013
Quarterly dividend increased by 8% to $0.325 per share

MARYSVILLE, Ohio (August 9, 2012) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s largest marketer of branded consumer lawn and garden products, today announced its results for the third quarter ended June 30, 2012.
Sales in the quarter were $1.06 billion, the same as a year ago. Adjusted income from continuing operations was $99.4 million, or $1.60 per share. That compares with adjusted income of $126.7 million, or $1.91 per share, for the same period a year ago.
The Company said consumer purchases of its products at its largest retail partners in the U.S. were up 1 percent on a year-to-date basis entering August after declining 5 percent in the third quarter.
“After a strong start to the season, consumer engagement clearly began to decline in May and June,” said Jim Hagedorn, chairman and chief executive officer. “We’re pleased to see strong year-over-year improvement in consumer purchases of mulch and controls, but our fertilizer and growing media categories are flat so far this year and have not delivered the results we expected.
“As we look ahead to fiscal 2013, it has become clear that the pace of near-term category growth is slower than we had expected. While our strategy to become a more consumer-centric business will not change, we are adjusting how we execute that strategy. We will move as quickly as we reasonably can to restore the level of profitability that our business reported just two years ago. In addition to planned price increases, we’re focusing on several other initiatives to improve the gross margin rate and we will reduce expenses in areas that have not delivered a reasonable rate of return. We are confident that an emphasis on gross margin improvement, cost productivity and working capital management will drive improved earnings and cash flow.”
Hagedorn said the Company’s near-term growth assumptions would require less operating cash be deployed for capital expenditures and acquisitions. The near-term bias, he stated, would be to focus over time on more shareholder-friendly actions.
“While we will continue to evaluate acquisition opportunities, our near-term focus will be on restoring our current business to an appropriate level of profitability, not on integrating something new,” Hagedorn said.
Separately, the Company announced its Board of Directors has approved an 8 percent increase in the quarterly dividend to $0.325 per share. The fourth quarter dividend is payable September 10 to shareholders of record on August 27.

THIRD QUARTER DETAILS
Sales in the Company’s largest segment, Global Consumer, increased 1 percent from last year to $960.7 million. Sales in the U.S. business increased 6 percent while sales in the International business decreased 17 percent, or 12 percent excluding the impact of foreign exchange rates. Operating income for Global Consumer was $171.7 million, compared with $209.9 million for the same period a year ago, with the decline principally attributed to increased commodity costs and advertising.
Scotts LawnService (SLS) reported a 7 percent increase in revenue to $87.8 million, driven by increased customer counts, which were up 7 percent during the quarter. Operating income for SLS was $22.4 million, the same as a year ago.
For the third quarter, the company-wide adjusted gross margin rate was 34.5 percent, compared with 37.9 percent a year earlier. The decline was primarily due to higher commodity costs, freight associated with expediting shipments in the early weeks of the quarter to replenish strong March consumer demand, costs associated with innovation in the Ortho product line and unfavorable product mix.
Selling, general and administrative expenses (SG&A) in the quarter were $197.5 million, compared with $192.4 million.
Adjusted income from continuing operations was $99.4 million, or $1.60 per share, compared with $126.7 million, or $1.91 per share, for the same period a year ago. Adjusted results exclude charges related to product registration and recall matters, including adjustments to reserves for potential fines and penalties. They also exclude impairment, restructuring and other charges. Reported income from continuing operations was $95.0 million, or $1.53 per share, compared with $111.7 million, or $1.69 per share last year.
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) was $185.0 million in the third quarter, compared with $227.9 million a year ago.

YEAR-TO-DATE DETAILS
Company-wide net sales through the first nine months were $2.45 billion, an increase of 1 percent from a year ago. Foreign exchange rates negatively impacted sales growth by 70 basis points. Sales for Global Consumer were essentially flat at $2.2 billion and operating income was $377.4 million, compared with $453.8 million a year ago. Scotts LawnService revenue increased 6 percent to $161.3 million.
For the nine-month period, company-wide adjusted gross margin rate was 34.9 percent, compared with 37.8 percent in the same period last year. SG&A was $557.5 million, compared with $551.8 million a year ago.
Adjusted EBITDA in the first nine months was $338.0 million, versus $420.2 million in the comparable period last year.
Adjusted income from continuing operations for the first nine months – which excludes costs related to the product registration and recall matters as well as impairment, restructuring and other changes – was $160.5 million, or $2.59 per share, compared with $211.4 million, or $3.15 per share, a year earlier. Reported income from continuing operations was $148.3 million, or $2.39 per share, compared with $193.6 million, or $2.89 per share, for the same period last year.
The Company will discuss its third quarter results during a webcast and conference call at 9 a.m. ET tomorrow (August 10). To participate in the conference call, dial (866)-682-3515 (Conference ID: 10730355). A replay of the call can be heard by calling (855)-859-2056. A live webcast of the call and the press release will be available on the investor relations section of the Company’s website at http://investor.scotts.com.
An archive of the webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the website for at least 12 months.

About ScottsMiracle-Gro
With approximately $3 billion in worldwide sales, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management, and the Company's assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•
The ongoing governmental investigations regarding the Company’s compliance with the Federal Insecticide, Fungicide, and Rodenticide Act of 1947, as amended, could adversely affect the Company’s financial condition, results of operations or cash flows;

•	Compliance with environmental and other public health regulations could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;

•	Disruptions in availability or increases in the prices of raw materials could adversely affect the Company’s results of operations;

•	The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenue;

•
Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;

•	Adverse weather conditions could adversely impact financial results;

•	The Company’s international operations make the Company susceptible to the costs and risks associated with operating internationally;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•	If Monsanto Company were to terminate the Marketing Agreement for consumer Roundup products, the Company would lose a substantial source of future earnings and overhead expense absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 31% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;

•
The Company may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that it believes will maximize equity returns of its shareholders but may involve risks.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

THE SCOTTS MIRACLE GRO-COMPANY
Condensed Consolidated Statement of Operations
(in millions, except for per common share data)
(Unaudited)

		Three Months Ended			Nine Months Ended
	Footnotes	June 30, 2012	July 2, 2011	% Change	June 30, 2012	July 2, 2011	% Change
Net sales		$1,062.2	$1,058.7	—%	$2,446.9	$2,418.5	1%
Cost of sales		695.5	657.5		1,592.4	1,503.4
Cost of sales - product registration and recall matters		0.2	1.1		0.4	3.2
Gross profit		366.5	400.1	(8)%	854.1	911.9	(6)%
% of sales		34.5%	37.8%		34.9%	37.7%
Operating expenses:
Selling, general and administrative		197.5	192.4	3%	557.5	551.8	1%
Impairment, restructuring and other charges		(0.4)	13.8		7.8	13.8
Product registration and recall matters		3.8	5.7		7.4	7.8
Other income, net		(2.4)	(4.2)		(4.6)	(5.0)
Income from operations		168.0	192.4	(13)%	286.0	343.5	(17)%
% of sales		15.8%	18.2%		11.7%	14.2%
Costs related to refinancing		—	1.2		—	1.2
Interest expense		16.6	14.0		49.8	37.3
Income from continuing operations before income taxes		151.4	177.2	(15)%	236.2	305.0	(22.6)%
Income tax expense from continuing operations		56.4	65.5		87.9	111.4
Income from continuing operations		95.0	111.7	(15)%	148.3	193.6	(23)%
Income (loss) from discontinued operations, net of tax	(3)	(1.7)	(0.1)		(1.7)	27.7
Net income		$93.3	$111.6		$146.6	$221.3
Basic income per common share:	(1)
Income from continuing operations		$1.55	$1.73	(10)%	$2.43	$2.95	(18)%
Income (loss) from discontinued operations		(0.02)	—		(0.03)	0.42
Net income		$1.53	$1.73		$2.40	$3.37
Diluted income per common share:	(2)
Income from continuing operations		$1.53	$1.69	(9)%	$2.39	$2.89	(17)%
Income (loss) from discontinued operations		(0.03)	—		(0.03)	0.41
Net income		$1.50	$1.69		$2.36	$3.30
Common shares used in basic income per share calculation		61.1	64.5	(5)%	61.0	65.6	(7)%
Common shares and potential common shares used in diluted income per share calculation		62.2	66.2	(6)%	62.0	67.1	(8)%

Non-GAAP results from continuing operations:
Adjusted income from continuing operations	(4)	$99.4	$126.7	(22)%	$160.5	$211.4	(24)%
Adjusted diluted income per share from continuing operations	(2) (4)	$1.60	$1.91	(16)%	$2.59	$3.15	(18)%
Adjusted EBITDA	(3) (4)	$185.0	$227.9	(19)%	$338.0	$420.2	(20)%
Note: See accompanying footnotes on page 10.

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales and Income from Continuing Operations before Income Taxes by Segment
(in millions)
(Unaudited)

The Company is divided into the following reportable segments: Global Consumer and Scotts LawnService®. This division of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company.

Segment performance is evaluated based on several factors, including income from continuing operations before amortization, product registration and recall costs, impairment, restructuring and other charges, which is not a generally accepted accounting principle ("GAAP") measure. Senior management of the Company uses this measure of operating profit to gauge segment performance because we believe this measure is the most indicative of performance trends and the overall earnings potential of each segment.

Corporate & Other consists of the Company’s professional seed business, revenues and expenses associated with the Company’s supply agreements with Israel Chemicals Ltd. and the amortization related to the Roundup® Marketing Agreement, as well as corporate, general and administrative expenses and certain other income/expense items not allocated to the business segments. Corporate & Other assets primarily include deferred financing and debt issuance costs and corporate intangible assets, as well as deferred tax assets.

	Three Months Ended			Nine Months Ended
	June 30, 2012	July 2, 2011	% Change	June 30, 2012	July 2, 2011	% Change
Net Sales:
Global Consumer	$960.7	$951.6	1%	$2,229.4	$2,225.2	—%
Scotts LawnService®	87.8	82.4	7%	161.3	152.2	6%
Segment total	1,048.5	1,034.0	1%	2,390.7	2,377.4	1%
Corporate & Other	13.7	24.7		56.2	41.1
Consolidated	$1,062.2	$1,058.7	—%	$2,446.9	$2,418.5	1%
Income from Continuing Operations before Income Taxes:
Global Consumer	$171.7	$209.9	(18)%	$377.4	$453.8	(17)%
Scotts LawnService®	22.4	22.4	—%	4.9	2.7	81%
Segment total	194.1	232.3		382.3	456.5
Corporate & Other	(20.3)	(16.2)		(74.0)	(80.1)
Intangible asset amortization	(2.2)	(3.1)		(6.7)	(8.1)
Product registration and recall matters	(4.0)	(6.8)		(7.8)	(11.0)
Impairment, restructuring and other charges	0.4	(13.8)		(7.8)	(13.8)
Costs related to refinancing	—	(1.2)		—	(1.2)
Interest expense	(16.6)	(14.0)		(49.8)	(37.3)
Consolidated	$151.4	$177.2	(15)%	$236.2	$305.0	(23)%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(in millions)

	JUNE 30, 2012	JULY 2, 2011	SEPTEMBER 30, 2011
	(UNAUDITED)	(UNAUDITED)
ASSETS
Current assets:
Cash and cash equivalents	$132.3	$164.3	$130.9
Accounts receivable, net	613.9	693.9	323.5
Inventories	469.3	442.2	387.0
Prepaids and other current assets	130.6	137.3	151.1
Total current assets	1,346.1	1,437.7	992.5
Property, plant and equipment, net	387.7	394.3	394.7
Goodwill	309.1	306.5	309.1
Intangible assets, net	308.7	343.2	319.6
Other assets	32.5	45.5	36.3
Total assets	$2,384.1	$2,527.2	$2,052.2
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$90.8	$2.1	$3.2
Accounts payable	242.8	258.8	150.0
Other current liabilities	476.6	490.2	315.4
Total current liabilities	810.2	751.1	468.6
Long-term debt	680.4	782.1	791.8
Other liabilities	219.5	225.7	232.0
Total liabilities	1,710.1	1,758.9	1,492.4
Shareholders' equity	674.0	768.3	559.8
Total liabilities and shareholders’ equity	$2,384.1	$2,527.2	$2,052.2

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non- GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Three months ended June 30, 2012				Three months ended July 2, 2011
	As Reported	Product Registration and Recall Matters	Impairment, Restructuring and Other Charges	Adjusted	As Reported	Product Registration and Recall Matters	Impairment, Restructuring and Other Charges	Adjusted
Net sales	$1,062.2	$—	$—	$1,062.2	$1,058.7	$—	$—	$1,058.7
Cost of sales	695.5	—	—	695.5	657.5	—	—	657.5
Cost of sales - product registration and recall matters	0.2	0.2	—	—	1.1	1.1	—	—
Gross profit	366.5	(0.2)	—	366.7	400.1	(1.1)	—	401.2
% of sales	34.5%			34.5%	37.8%			37.9%
Operating expenses:
Selling, general and administrative	197.5	—	—	197.5	192.4	—	—	192.4
Impairment, restructuring and other charges	(0.4)	—	(0.4)	—	13.8	—	13.8	—
Product registration and recall matters	3.8	3.8	—	—	5.7	5.7	—	—
Other income, net	(2.4)	—	—	(2.4)	(4.2)	—	—	(4.2)
Income from operations	168.0	(4.0)	0.4	171.6	192.4	(6.8)	(13.8)	213.0
% of sales	15.8%			16.2%	18.2%			20.1%
Costs related to refinancing	—	—	—	—	1.2	—	—	1.2
Interest expense	16.6	—	—	16.6	14.0	—	—	14.0
Income from continuing operations before income taxes	151.4	(4.0)	0.4	155.0	177.2	(6.8)	(13.8)	197.8
Income tax expense from continuing operations	56.4	0.1	0.7	55.6	65.5	(0.8)	(4.8)	71.1
Income from continuing operations	$95.0	$(4.1)	$(0.3)	$99.4	$111.7	$(6.0)	$(9.0)	$126.7
Basic income per share from continuing operations	$1.55	$(0.07)	$(0.01)	$1.63	$1.73	$(0.09)	$(0.14)	$1.96
Diluted income per share from continuing operations	$1.53	$(0.07)	$—	$1.60	$1.69	$(0.09)	$(0.13)	$1.91
Common shares used in basic income per share calculation	61.1	61.1	61.1	61.1	64.5	64.5	64.5	64.5
Common shares and potential common shares used in diluted income per share calculation	62.2	62.2	62.2	62.2	66.2	66.2	66.2	66.2
Calculation of Adjusted EBITDA:
Income from continuing operations	$95.0				$111.7
Income tax expense from continuing operations	56.4				65.5
Income from discontinued operations, net of tax (excluding impact of Global Pro sale)	—				0.2
Income tax expense from discontinued operations (excluding impact of Global Pro sale)	—				0.1
Costs related to refinancing	—				1.2
Interest expense	16.6				14.0
Interest expense from discontinued operations	—				—
Depreciation	14.2				12.7
Amortization (including Roundup)	2.4				3.3
Impairment, restructuring and other charges	—				13.8
Product registration and recall matters	0.2				5.4
Mark-to-market adjustments on derivatives	0.2				—
Adjusted EBITDA	$185.0				$227.9

Note: See accompanying footnotes on page 10.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non- GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Nine Months Ended June 30, 2012				Nine Months Ended July 2, 2011
	As Reported	Product Registration and Recall Matters	Impairment, Restructuring and Other Charges	Adjusted	As Reported	Product Registration and Recall Matters	Impairment, Restructuring and Other Charges	Adjusted
Net sales	$2,446.9	$—	$—	$2,446.9	$2,418.5	$—	$—	$2,418.5
Cost of sales	1,592.4	—	—	1,592.4	1,503.4	—	—	1,503.4
Cost of sales - product registration and recall matters	0.4	0.4	—	—	3.2	3.2	—	—
Gross profit	854.1	(0.4)	—	854.5	911.9	(3.2)	—	915.1
% of sales	34.9%			34.9%	37.7%			37.8%
Operating expenses:
Selling, general and administrative	557.5	—	—	557.5	551.8	—	—	551.8
Impairment, restructuring and other charges	7.8	—	7.8	—	13.8	—	13.8	—
Product registration and recall matters	7.4	7.4	—	—	7.8	7.8	—	—
Other income, net	(4.6)	—	—	(4.6)	(5.0)	—	—	(5.0)
Income from operations	286.0	(7.8)	(7.8)	301.6	343.5	(11.0)	(13.8)	368.3
% of sales	11.7%			12.3%	14.2%			15.2%
Costs related to refinancing	—	—	—	—	1.2	—	—	1.2
Interest expense	49.8	—	—	49.8	37.3	—	—	37.3
Income from continuing operations before income taxes	236.2	(7.8)	(7.8)	251.8	305.0	(11.0)	(13.8)	329.8
Income tax expense from continuing operations	87.9	(0.6)	(2.8)	91.3	111.4	(2.2)	(4.8)	118.4
Income from continuing operations	$148.3	$(7.2)	$(5.0)	$160.5	$193.6	$(8.8)	$(9.0)	$211.4
Basic income per share from continuing operations	$2.43	$(0.12)	$(0.08)	$2.63	$2.95	$(0.13)	$(0.14)	$3.22
Diluted income per share from continuing operations	$2.39	$(0.12)	$(0.08)	$2.59	$2.89	$(0.13)	$(0.13)	$3.15
Common shares used in basic income per share calculation	61.0	61.0	61.0	61.0	65.6	65.6	65.6	65.6
Common shares and potential common shares used in diluted income per share calculation	62.0	62.0	62.0	62.0	67.1	67.1	67.1	67.1
Calculation of Adjusted EBITDA:
Income from continuing operations	$148.3				$193.6
Income tax expense from continuing operations	87.9				111.4
Income from discontinued operations, net of tax (excluding impact of Global Pro sale)	—				6.5
Income tax expense from discontinued operations (excluding tax impact of Global Pro sale)	—				2.6
Costs related to refinancing	—				1.2
Interest expense	49.8				37.3
Interest expense from discontinued operations	—				1.7
Depreciation	39.6				37.3
Amortization (including Roundup)	7.3				8.7
Impairment, restructuring and other charges	4.7				13.8
Product registration and recall matters	0.2				6.1
Mark-to-market adjustments on derivatives	0.2				—
Adjusted EBITDA	$338.0				$420.2

Note: See accompanying footnotes on page 10.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)
Basic income per common share amounts are calculated by dividing income from continuing operations, income (loss) from discontinued operations and net income by the weighted average number of common shares outstanding during the period.

(2)
Diluted income per common share amounts are calculated by dividing income from continuing operations, income (loss) from discontinued operations and net income by the weighted average number of common shares, plus all potential dilutive securities (common stock options, stock appreciation rights, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.

(3)
On February 28, 2011, the Company completed the sale of a significant majority of the assets of its global professional business (excluding the non-European professional seed business, “Global Pro”). As a result of the then-pending sale, effective in the Company's first quarter of fiscal 2011, the Company reclassified the assets and liabilities of Global Pro to assets and liabilities held for sale and included the results of operations of Global Pro in discontinued operations for all periods presented.

(4)
The Reconciliation of Non-GAAP Disclosure Items includes the following non-GAAP financial measures:
Adjusted income from continuing operations and adjusted diluted income per common share from continuing operations - These measures exclude charges or credits relating to refinancings, impairments, restructurings, product registration and recall matters, discontinued operations and other unusual items such as costs or gains related to discrete projects or transactions that are apart from, and not indicative of, the results of the operations of the business.

Adjusted EBITDA - This measure is calculated as net income before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring, non-cash items affecting net income. In addition, non-recurring cash items affecting net income or loss that are incurred between April 3, 2011 and June 30, 2012 in an aggregate amount not to exceed $40 million are also excluded from the determination of adjusted EBITDA. We believe this measure provides additional information for determining our ability to meet debt service requirements. The presentation of adjusted EBITDA herein is intended to be consistent with the calculation of that measure as required by our borrowing arrangements, and used to calculate a leverage ratio (maximum of 3.50 at June 30, 2012) and an interest coverage ratio (minimum of 3.50 for the twelve months ended June 30, 2012). The Company was in compliance with the terms of all debt covenants at June 30, 2012.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparison between current results and results in prior operating periods. The Company believes that these non-GAAP financial measures are the most indicative of the Company's ongoing earnings capabilities and that disclosure of these non-GAAP financial measures therefore provides useful information to investors and other users of its financial statements, such as lenders. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.